Exhibit 99.1

FOR IMMEDIATE RELEASE

Entegra Financial Corp.	Chattahoochee Bank of Georgia
Roger D. Plemens	C. Jody Lail, Jr.
President and Chief Executive Officer	President and Chief Executive Officer
(828) 524-7000	(770) 536-0607

ENTEGRA FINANCIAL CORP. ANNOUNCES ACQUISITION OF

CHATTAHOOCHEE BANK OF GEORGIA

Franklin, NC and Gainesville, GA June 27, 2017 — Entegra Financial Corp. (NASDAQ: ENFC) (“Entegra”), the parent holding company of Entegra Bank, and Chattahoochee Bank of Georgia (“Chattahoochee”), today jointly announced the signing of a definitive agreement pursuant to which Entegra will purchase Chattahoochee for $14.75 per share or 1.4 times March 31, 2017 book value through a combination of cash and stock valued at approximately $34.9 million.

Chattahoochee currently operates one branch in Gainesville, Georgia and a loan production office in Duluth, Georgia and will add approximately $197 million in assets, $155 million in loans, and $166 million in deposits to Entegra Bank.

Commenting on the announcement, Roger Plemens, President and Chief Executive Officer of Entegra, said, “We are excited to partner with Chattahoochee as we continue to expand our existing footprint in northern Georgia. Chattahoochee has a proven track record of strong loan and deposit growth that will complement our strategy of building long-term franchise value by diversifying into high growth markets. With an unemployment rate of 3.8%, Gainesville is among the 50 fastest growing metro areas in the U.S. and home to more than 300 manufacturing and processing companies. Chattahoochee is one of the premier commercial banks in Gainesville and brings Entegra a talented team of six lenders with deep commercial experience.”

Jody Lail, President and Chief Executive Officer of Chattahoochee, added, “We are excited to partner with Entegra in continuing to grow our commercial banking presence in our northeast Georgia market. Entegra provides additional capital strength to allow our commercial banking team to greatly expand lending and cash management services to both our existing customer base and our rapidly expanding business community. We are also pleased that Entegra will bring additional services for our consumer customers, including residential mortgage and investments.”

The transaction, which is expected to close in the fourth quarter of 2017, has been unanimously approved by the Board of Directors of both companies and is subject to customary closing conditions, including regulatory approvals, and approval by the shareholders of Chattahoochee.

Excluding estimated transaction expenses, the acquisition is expected to be more than 15% accretive to 2018 earnings and to have a tangible book value earn-back period of approximately 4.50 years. Upon completion of this transaction, Entegra will have approximately $1.6 billion in assets, $950 million in loans, and $1.2 billion in deposits.

Entegra Financial Corp. and Entegra Bank were advised in the transaction by Sandler O’Neill + Partners, L.P. as financial advisor and Brooks, Pierce, McLendon, Humphrey & Leonard, LLP as legal counsel. Chattahoochee was advised in the transaction by Banks Street Partners, LLC as financial advisor and Nelson Mullins Riley & Scarborough, LLP as legal counsel.

About Entegra Financial Corp.

Entegra Financial Corp. with total assets of $1.4 billion at March 31, 2017, is headquartered in Franklin, North Carolina and is the holding company of Entegra Bank. Entegra’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 17 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the northern Georgia county of Pickens. The Bank also operates loan production offices in Asheville, North Carolina and Clemson, South Carolina. For further information, visit the Bank’s website www.entegrabank.com

About Chattahoochee Bank of Georgia

Chattahoochee was founded in 2008 and provides commercial banking services through its banking office in Gainesville, Georgia and loan production office in Duluth, Georgia. For further information, visit the Bank’s website www.chattahoocheebank.com.

Disclosures About Forward-Looking Statements

The discussions included in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of Entegra and its management about future events.

Such forward-looking statements include, but are not limited to, statements about the benefits of the combination of Entegra and Chattahoochee, including future financial and operating results, expected cost savings, expected impact on future earnings, the combined bank’s plans, objectives, expectations and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and you are cautioned not to place undue reliance on any forward-looking statements. We assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Entegra’s reports filed with the Securities and Exchange Commission (“SEC”), the following factors among others, could cause actual results to differ materially from forward-looking statements: ability to obtain regulatory approvals and meet other closing conditions to the acquisition, including approval by Chattahoochee’s shareholders, on the expected terms and schedule; delay in closing the acquisition; difficulties and delays in integrating the Entegra and Chattahoochee businesses or fully realizing cost savings and other benefits; business disruption following the proposed transaction; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; the reaction to the transaction of the banks’ customers, employees and counterparties; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve and legislative and regulatory actions and reforms.

Additional Information About the Acquisition and Where to Find It

In connection with the proposed acquisition, Entegra will file with the SEC a registration statement on Form S-4 to register the shares of Entegra common stock to be issued to the shareholders of Chattahoochee. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Chattahoochee seeking their approval of the acquisition and related matters. In addition, Entegra may file other relevant documents concerning the proposed acquisition with the SEC.

INVESTORS AND SHAREHOLDERS OF CHATTAHOOCHEE ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ENTEGRA, CHATTAHOOCHEE AND THE PROPOSED TRANSACTION.

Investors and shareholders may obtain free copies of these documents, when filed, through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained, when available, by directing a request by telephone or mail to Entegra Financial Corp., 14 One Center Court, Franklin, North Carolina 28734, Attention: David Bright (telephone: (828) 524-7000), or Chattahoochee Bank of Georgia, 643 E E Butler Parkway, Gainesville, Georgia 30503, Attention: Investor Relations (telephone: (770) 536-0607), or by accessing Entegra’s website at www.entegrabank.com under “Investor Relations.” The information on Entegra’s and Chattahoochee’s websites is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

Chattahoochee and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Chattahoochee in connection with the acquisition. Information about the directors and executive officers of Chattahoochee is set forth in the proxy statement for Chattahoochee’s 2017 annual meeting of shareholders. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus when it becomes available.